July 29, 2005
For Release:                 Immediately
Contact:                     Denise D. VanBuren, (845) 471-8323

         Central Hudson Seeks Permission to Raise Energy Delivery Rates
           -- Increases, if Approved, Would Take Effect Next Summer --

(Albany, NY) Central Hudson Gas & Electric Corporation has filed a petition with the New York State Public Service Commission which, if approved, would increase the rates it charges to deliver electricity and natural gas to customers in its eight-county Mid-Hudson Valley service territory for the first time in more than a decade. Electric and natural gas delivery rates were last increased in 1993 and 1991, respectively, and the Consumer Price Index has risen nearly 40 percent since then.

The delivery rate increases, if approved as proposed, would raise total overall electric bills for all classes of customers, on average, by 13 percent and natural gas bills by 15 percent. The typical residential customer might expect to see his/her total electric bill increase by 17 percent, or approximately $10 per month; an average residential natural gas heating customer should expect to see a 16-percent increase in total bills, or about $20 per month when averaged over 12 months.

"This request comes after a thorough and comprehensive study of present and future costs of providing and improving service," said Arthur R. Upright, Senior Vice President of Regulatory Affairs. "It also comes after a solid decade of productivity gains and service enhancements for our customers. For example, our number of employees has declined by 25 percent (net of those who worked in our former power plants), yet the number of electric and natural gas customers whom we serve has increased by 11 and 17 percent, respectively. Meanwhile, our customer satisfaction ratings have improved consistently, as we've invested an estimated $500 million in our infrastructure and technology to better serve our customers."

The filing made in Albany today applies only to delivery rates; the cost of energy supply is based upon the competitive marketplace as a result of New York State's deregulation of the electric and natural gas industries. Upright said it is important to recognize that Central Hudson's delivery rates have remained stable for more than a decade. The electric bills its customers pay have been among the lowest in the northeastern United States, and its gas bills below the state average. If the rates requested are approved in full, total electric bills are still projected to remain among the lowest in New York state and natural gas bills will total near the statewide average.

"There are many complicated issues that have contributed to the need for this rate increase request, but the primary drivers certainly include inflation, investments to improve the reliability of our system, safety and environmental enhancements, and pension costs," Upright reported. He added that a copy of the filing and additional information regarding the reasons behind the request can be found at the utility's Web site at www.CHEnergyGroup.com.

The filing prompts an 11-month regulatory process that will include public hearings and other opportunities for interested parties to submit comments regarding the rate increase request.

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